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Adverum Biotechnologies, Inc.
(Name of registrant as specified in its charter)

THE SONIC FUND II, L.P.
LAWRENCE KAM
JEAN BENNETT
JODI COOK
HERBERT HUGHES

 (Name of person(s) filing proxy statement, if other than the registrant)

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The Sonic Fund II, L.P., together with the other participants named herein (collectively, “Sonic”), has filed with the Securities and Exchange Commission a definitive proxy statement and an accompanying proxy card to be used to solicit votes for the election of its slate of director nominees for the Board of Directors of Adverum Biotechnologies, Inc., a Delaware corporation (the “Issuer”) at the Issuer’s 2021 annual meeting of stockholders.

On May 4, 2021, Sonic and its affiliates issued the following press release:
ISS RECOMMENDS ADVERUM STOCKHOLDERS VOTE TO ELECT SONIC’S THREE INDEPENDENT, HIGHLY QUALIFIED NOMINEES

Leading Proxy Advisory Firm Agrees that Change Is Needed at Adverum
Criticizes Company’s “Governance Games” and “Brute Force” Tactics in Its Conduct of Proxy Campaign
Highlights that Chair Patrick Machado Exerts Outsized Influence Over Passive Board with Fundamental Need for Unquestionable Independence
Finds that Sonic Is Not Seeking Control of Company and that Its Nominees Would Add Independence to the Boardroom
Sonic Urges Fellow Stockholders to Vote on the GREEN Proxy Card Today to Elect Its Three Independent Director Nominees – Jean Bennett, Jodi Cook and Herbert Hughes

Honolulu, HI – May 4, 2021 – The Sonic Fund II, L.P. (“Sonic”), which beneficially owns approximately 6.8% of the outstanding common stock of Adverum Biotechnologies, Inc. (NASDAQ: ADVM) (the “Company” or “Adverum”), today announced that leading proxy advisory firm Institutional Shareholder Services Inc. (“ISS”), recommended that stockholders vote on the GREEN proxy card FOR Sonic’s three independent, highly qualified nominees (the “Nominees”) – Jean Bennett, Jodi Cook and Herbert Hughes – for election to the Company’s Board of Directors (the “Board”) at the upcoming 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”), which will be held on Wednesday, May 12, 2021.

Highlighting the pressing need for change on the Adverum Board, ISS emphasizes:1

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“… an underperformance of ADVM shares, relative to the benchmark index, that is substantially worse than that of its gene therapy peers, notwithstanding the read through effect of ostensibly unrelated developments.”

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“During the tenure of the newly appointed CEO, through the March 17, 2021, unaffected date when Sonic's proxy contest became public, ADVM shares returned (54.6) percent, 82.8 percentage points below the peer median and 76.4 percentage points below the Nasdaq Biotech Index.”

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“It is difficult … to dismiss the fact that a potential issue the dissident has been warning about all along has actually come to pass – despite the company's previous assurances regarding the safety of ADVM-022 – in the sense that a clinical trial patient (for DME) experienced inflammation and subsequently lost vision in one eye.”

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“It is worth noting that the dissident nominees have strong backgrounds in gene therapy and finance, and therefore seem well qualified to provide investors with an independent assessment of the aforementioned concerns; by contrast, the management nominees include an incumbent director who had indicated his intention to resign prior to the dissident campaign, and two new appointees who, while well qualified, seem to possess skill sets that appear less critical to the board under current circumstances.”

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“Non-employee directors Patrick Machado and Scott Whitcup received total compensation in the last fiscal year of $762,858 and $1,081,988, respectively. These amounts are significant outliers as compared to non-employee directors in the same industry and index. This represents a cost to shareholders and raises questions about the impact on director independence.”

Rejecting Adverum’s specious argument that Sonic is seeking “control” of the Company, ISS concludes the following:

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“Given that the two settlement nominees, who were appointed in 2019, appear supportive of the company's position in this fight, we do not consider them to be "dissident" directors for the purposes of this analysis. Moreover, the three dissident nominees this year, like the 2019 nominees, do not appear to have any preexisting ties to Sonic.”

•	“The dissident's nominees … would be independent voices on the board. By contrast, all three of the management nominees appear to have preexisting ties to the chairman or CEO.”

Focusing on the very serious Suspected Unexpected Serious Adverse Reaction (SUSAR) of hypotony in its INFINITY clinical trial evaluating ADVM-022 gene therapy for the treatment of diabetic macular edema (DME), ISS elucidates:

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“Putting to one side, for a moment, all arguments about experience and expertise, following the April 28 update from the company there may be a fundamental need for unquestionable independence in Adverum's boardroom, as investors seek urgent reassurance regarding the board's oversight of key issues, such as the inflammation during trials and capital allocation decisions.”

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“Given that recent events have likely delayed the prospect of commercialization, placing far greater emphasis on the testing and regulatory approval process, Bennett and Cook's expertise seems highly relevant.”

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“The 60 percent decline in the share price in reaction to the company's SUSAR disclosure, coupled with multiple Wall Street downgrades and price target reductions, are indicative that it may be much more costly than previously believed for Adverum to raise the financing that will be needed to eventually see this treatment through to commercialization. This would appear to support the need for additional financial experience and investor perspective on the board.”

1 Permission to quote ISS was neither sought nor obtained. Emphasis added.

In a section of its report entitled “Governance Games,” ISS critiques Adverum’s handling of this proxy contest:

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“… [T]he tactics employed by board over the course of this proxy campaign, which it justifies as necessary to maximize long-term value for shareholders, seem questionable, particularly if the board is indeed confident that a significant percentage of its shareholder base opposes Sonic's continued efforts.”

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“It appears that the company selectively provided just the opening sentences of an email from the dissident so as to make it appear that Sonic is trying to restore the former Avalanche CEO. There also appears to be an outsized influence exerted by the chairman over the size of the board, its additions, and its exits.”

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“It is disconcerting that the board, which cooperated with Sonic to reach a compromise in 2019, appears to have adopted a “brute force” response this year with tactics that imply its end, maximizing shareholder value, justifies any means, including mischaracterizing the dissident's statements, reducing the time between filing the proxy and holding the shareholder meeting, leaving the future board size to be determined, and re-nominating director Woiwode.”

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“As of March 1, Woiwode had made a decision not to continue as a director – he either had other priorities or believed his contribution was no longer necessary. Despite that, the board is keeping him on for seemingly tactical purposes, to shut out the dissident's nominees – all of whom seem highly engaged and interested in helping the company address its current crisis.”

Finally, in its summary of Adverum’s position, ISS notes the following, which appears to be new information that has not been previously disclosed, and which calls for immediate explanation to the market by the Company:

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“The board feels comfortable that the current regimen for mitigating inflammation, topical steroid eyedrops, is optimal. Simultaneous with that, it indicates that inflammation mitigation is a top priority and it seeks improvement, experimenting with different dosages (which may demonstrate effectiveness with lesser inflammation), enhancing the purity of its manufacturing process, and planning a study of intravitreal, rather than topical, steroids. In engagement with ISS, the board indicated that it believes steroid eyedrops are the best approach to controlling inflammation at the front of the eye, but the company can explore other options to improve how steroids control the inflammation, and, if it exhausts steroids as a mitigation tool, it can look at other potential solutions.”

Commenting on the ISS report, Lawrence Kam, General Partner at The Sonic Fund II, L.P., said, “The report from ISS comprehensively validates our position that change is urgently needed at Adverum, not only to exercise proper oversight of the Company and restore independence to the Board, but also to regain investors’ confidence. Chair Machado has clearly exerted undue influence in the boardroom and cultivated a culture of poor governance that was exemplified by the Company’s desperate tactics in this proxy contest. We look forward to continuing to engage with stockholders around the election of our nominees, who ISS rightly recognizes are all fully independent, highly qualified and bring precisely the right experience needed on the Board.”

The situation at Adverum is clearly critical. Only immediate intervention by stockholders to improve the quality and independence of directors can counteract the undue dominance of the Chair who has now overseen three instances of wholesale stock price destruction that continually punish Adverum stockholders.

Sonic urges its fellow stockholders to vote today on the GREEN proxy card FOR all its independent, highly qualified director candidates – Jean Bennett, Jodi Cook and Herbert Hughes – for election to the Adverum Board of Directors to serve until the 2024 Annual Meeting.

VOTE ON THE GREEN PROXY CARD TODAY

If you have voted a white card from Adverum, a later-dated Green card will revoke that vote

If you have any questions or require any assistance with your vote, please contact Saratoga Proxy Consulting, LLC, which is assisting us, at its address and toll-free number listed on the following page. For more information, fellow stockholders can visit our website at https://www.saveadverum.com/investor-materials.

If you have any questions regarding your GREEN proxy card or need assistance in voting your shares, please contact

Saratoga Proxy Consulting, LLC
520 8th Avenue
New York, NY 10018
Stockholders may call toll-free: (888) 368-0379
Banks and brokers call: (212) 257-1311
info@saratogaproxy.com

Contacts
Investors:
Saratoga Proxy Consulting LLC
John Ferguson / Ann Marie Mellone 212-257-1311
jferguson@saratogaproxy.com / amellone@saratogaproxy.com

Media:
Sloane & Company
Joe Germani / Sarah Braunstein
jgermani@sloanepr.com / sbraunstein@sloanepr.com